Exhibit 10.32(a)

Amendment No. 1 to Development, License & Supply

Agreement between Eurand America, Inc. and Reliant

Pharmaceuticals, LLC for Extended Release Propranolol

This Amendment No. 1 to the Development, License and Supply Agreement, dated as of February 5, 2003, by and between Reliant Pharmaceuticals, LLC (f/k/a Reliant Pharmaceuticals, Inc.), a Delaware limited liability company and Eurand America, Inc., a Nevada corporation (“Eurand”).

WHEREAS, Reliant and Eurand are parties to the Development, License and Supply Agreement dated as of January 27, 2000 for Extended Release Propranolol (the “Original Agreement”); and

WHEREAS, Reliant and Eurand wish to amend certain terms of the Original Agreement.

NOW THEREFORE, in consideration of the foregoing promises and the mutual covenants and agreement made herein and for other good and valuable consideration, the receipt and sufficiency and hereby acknowledged, the parties hereto agree as follows:

1. Amendment to Preamble. The preamble of the Original Agreement shall be amended by deleting “RELIANT PHARMACEUTICALS, INC., a corporation organized under the laws of the State of Delaware, with its principal office at 125 W. 55th Street, 11 Floor, New York, New York” and substituting “RELIANT PHARMACEUTICALS, LLC, a Delaware limited liability company with its principal office at 110 Allen Road, Liberty Corner, New Jersey 07938” in lieu thereof.

2. Amendment to Article 1. Article 1 of the Original Agreement shall be amended by adding the following definitions to the existing text thereof:

1.28 “Quality Agreement” means an agreement between the parties which describes the quality and regulatory responsibilities relating to the manufacture and release of the Product by Eurand to Reliant or its designee.

1.29 “Designated Facility” means a location for delivery of Product set forth by Reliant in the applicable purchase order.

1.30 “NDA” means New Drug Application Number 21,438 as filed by Reliant with the FDA and all subsequent submissions, supplements or amendments thereto.

1.31 “Sample(s)” means those quantities of Product manufactured as Finished Dosage Form solely for promotional sampling.

1.32 “Trade” means those quantities of Product manufactured as Finished Dosage Form other than as Samples.

3. Amendment to Article 6.1. Article 6.1 of the Original Agreement shall be amended by deleting the existing text thereof in its entirety and substituting the following in lieu thereof:

6.1 Manufacturing. Eurand shall manufacture, package, label, test and release, and prepare for shipment Product to Reliant or to the Designated Facility from Eurand’s facilities at the agreed upon date and in the quantities set forth by Reliant in a purchase order pursuant to Section 6.7(b) below. Each shipment of Product (i) will include a certificate of analysis confirming that the Product therein meets the Specifications as then in effect; (ii) will have been manufactured in accordance with cGMP in effect at the time of manufacture; (iii) will not be adulterated or misbranded by Eurand within the meaning of the Act; and (iv) will have been manufactured, sold and shipped in compliance with Applicable Laws, the NDA and all applicable FDA guidelines. Eurand agrees that it shall make no changes in the manufacture or production of the Product without the specific written prior approval of a duly authorized representative of Reliant unless expressly required by cGMP or the Act. Reliant shall have the sole responsibility for obtaining any and all necessary approvals from the FDA for modifications to the Specifications and for reporting any modification to the Specifications to the FDA as appropriate.

4. Amendment to Article 6.7. Article 6.7 of the Original Agreement shall be amended by deleting the existing text thereof in its entirety and substituting the following in lieu thereof:

6.7(a) Forecasts. Commencing on the Approval Date and on or before the tenth (10th) day of each Calendar Month thereafter, Reliant shall provide Eurand with a twelve month rolling forecast covering its estimate of the total quantity of Product (by dosage strength and estimated number of Samples and Trade for each dosage strength for the succeeding twelve (12) months (the “Forecast”). Reliant shall be obligated to purchase the quantities of Product forecasted for the immediately succeeding ninety (90) days and Eurand will be obligated to supply Reliant with such quantity ordered provided that such orders do not exceed 130% of the Forecast of Samples and Trade in total for such ninety (90) day period. In the event such purchase orders exceed 130% of the Forecast for such ninety (90) day period, Eurand shall make commercially reasonable efforts to manufacture such quantities ordered. Eurand shall maintain minimum Product inventory at levels equal to thirty (30) days supply based on the most recent Forecast for the relevant succeeding sixty (60) days and shall make commercially reasonably efforts to maintain Product inventory at levels equal to sixty (60) days supply based on the most recent Forecast for the relevant succeeding sixty (60) day. If feasible and commercially reasonable, Reliant shall maintain inventory of Product equal to sixty (60) days supply.

6.7(b) Purchase Orders. Reliant will purchase Product by written purchase orders which shall be placed at least ninety (90) days prior to the desired date of shipment from Eurand.

5. Amendment to Article 6.8. Article 6.8 of the Original Agreement shall be amended by adding the following additional sentence at the end of said Article 6.8:

“Product will be F.O.B. from 845 Center Dr., Vandalia, OH 45377.”

6. Amendment to Article 6. Article 6 of the Original Agreement shall be further amended by adding the following:

6.9 Quality Control and Assurance. Eurand will manufacture the Product in compliance with the NDA, the Specifications, cGMP and the Quality Agreement. Eurand will perform quality control testing on the Product to be delivered to Reliant or the Designated Facility in accordance with the NDA, the Specifications, cGMP and the Quality Agreement.

7. Amendment to Article 7.1. Article 7.1 of the Original Agreement shall be amended by deleting the existing text thereof in its entirety and substituting the following in lieu thereof:

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7.1 (b) Annual Price/Volume Increases. Commencing January 1, 2003, during the last quarter of each calendar year during the term of this Agreement, the parties shall negotiate in good faith to determine the revised volume and pricing set forth in Section 7.1(a) above for the succeeding calendar year. Such volume and price revisions shall be based upon demonstrated increases and decreases in Eurand’s manufacturing costs set forth in Exhibit C to the Original Agreement. In addition any such changes in volume and price shall be in accordance with generally accepted accounting principles. If the parties are unable to agree upon the revised volume and pricing changes, then the matter will be referred to their respective corporate officers or most senior management for resolution. In addition, Eurand may at any time during the calendar year, on sixty (60) days written notice to Reliant adjust the prices set forth in Section 7.1(a) if Eurand can demonstrate (i) there has been a material increase in manufacturing costs as defined in Exhibit C due to (x) a change in manufacturing techniques or materials requested by Reliant or (y) a change in Applicable Laws (including cGMP) or (ii) a material increase in the cost of raw materials.

7.1 (c) Cost Reduction. Reliant and Eurand agree to work together in good faith to reduce the costs of manufacturing, and shipping, and improve utilization and yield of API and Materials, including, by way of example, increase of lot size and modification of packaging. Reliant and Eurand shall meet every six (6) months to review manufacturing and shipping procedures and cooperate in good faith to reduce costs.

8. Amendment to Article 7.2. The first sentence of Article 72 of the Original Agreement shall be amended by deleting the existing text thereof in its entirety and substituting the following in lieu thereof:

7.2 (a) Payment Terms: Eurand shall invoice Reliant for Product shipped to Reliant or Designated Facility at the price for Samples set forth in 7.1(a) above. Reliant shall pay Eurand the amount due by wire transfer to a bank designated by Eurand within thirty (30) days of the date of invoice. Eurand will receive Incremental Payments (as defined below) due for Product packaged as Trade as defined in Trade & Sample Report in Section 7.2(b) concurrent with the issuance of the Trade & Sample Report.

[***]:	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

7.2 (b) Trade & Sample Report: Within thirty (30) days of the end of each calendar month, Reliant shall provide to Eurand a report (“Trade & Sample Report”) detailing the packaging of the Finished Dosage Form received by Reliant for the previous calendar month which shall contain, i) the quantity of capsules of Product packaged as Trade (by batch), ii) the quantity of capsules of Product packaged as Samples (by batch), iii) the quantity of capsules of Product lost or destroyed during the packaging of the Finished Dosage Form (by batch), and iv) the resultant incremental Payments due to Eurand. The Incremental Payments shall be calculated as [the quantity of capsules of Product packaged as Trade minus the quantity of capsules lost or destroyed during packaging] multiplied by the difference between Trade and Sample price(s) for each dosage strength as defined in Article 7.1(a).

9. No Other Amendments. Except as expressly amended hereby the Original Agreement shall continue in full force and effect.

10. Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of New Jersey without giving effect to the choice of law provisions thereof.

11. Counterparts. For the convenience of the parties hereto, this Amendment may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

12. Successors and Assigns. For the avoidance of doubt, this Amendment shall be binding upon and inure to the benefit of the parties hereto and each of their successors and assigns, including, without limitation, any successors or surviving entities thereto by operation of merger.

13. Entire Agreement. The Original Agreement, as amended hereby, constitutes the entire agreement of all parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties hereto with respect to the subject matter hereof. All references in the Original Agreement to “this Agreement”, “hereof”, “hereby” and words of similar import shall refer to the Original Agreement as amended hereby.

14. Defined Terms. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Original Agreement.

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Reliant Pharmaceuticals, LLC

By:
Name:
Title

Eurand America, Inc.

By:
Name
Title

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